SUB-ADVISORY AGREEMENT

This Agreement (the "Agreement"), dated as of April ___, 2006, is entered into by and between Citigroup Alternative Investments LLC ("Investment Manager"), Spectrum Asset Management, Inc. ("Sub-Adviser"), and, solely with respect to Sections 13, 14 and 15 hereof, Citigroup Alternative Investments Tax Advantaged Short Term Fund (the "Fund"), a separate series of Citigroup Alternative Investments Trust (the "Trust"). Investment Manager hereby retains Sub-Adviser to perform the services set forth below under the following terms and conditions.

1.   INVESTMENT MANAGEMENT

Investment Manager hereby retains Sub-Adviser to provide investment management and advisory services for Investment Manager including, but not limited to, the supervision, review, recommendation, advice and analysis with respect to the account (the "Account") in the name of the Fund, a separate series of the Trust. Sub-Adviser shall invest and reinvest the securities, cash and/or other investments held in the Account in accordance with (a) the Fund's investment objectives, policies and restrictions as set out in the Trust's registration statement on Form N-2 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, relating to the Fund, as the same may be amended or supplemented from time to time (the "Registration Statement"), and (b) Investment Manager's written investment policies and restrictions supplemental thereto (the "Investment Guidelines"), as such Investment Guidelines are set forth in Exhibit A hereto. Investment Manager may modify these Investment Guidelines from time to time in writing with the prior written consent of Sub-Adviser, which consent shall not be unreasonably withheld.

Sub-Adviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. Sub-Adviser will carry out its obligations with reasonable care and in good faith and shall render the services provided for herein with a degree of skill and attention no less than that which Sub-Adviser exercises with respect to comparable assets managed by it, except as expressly provided otherwise in this Agreement.

2.   OTHER SERVICES TO BE PROVIDED

Sub-Adviser will provide Investment Manager with daily trade tickets and weekly portfolio reports in the form as agreed by the parties from time to time, and will concurrently provide the custodian named in Exhibit B (the "Custodian") with a copy of each such ticket and report.

Sub-Adviser will not have custody of the securities, cash or other investments of the Account, which will be held for the Fund by the Custodian. Fees of the Custodian shall be paid by the Fund and are not included in the fee schedules set forth in Exhibit C. Investment Manager grants Sub-Adviser full authorization to issue such instructions to, and engage in such transactions with, the Custodian as may be appropriate in connection with the management of the Account. Subject to any procedures established therefor by the Custodian or the Trust's Board of Trustees, Investment Manager will instruct the Custodian to follow Sub-Adviser's instructions to make and to accept payments for, and to deliver for value or receive securities, cash or other investments purchased, sold, redeemed, exchanged, pledged or loaned for the Account. Sub-Adviser will not be responsible for any loss or liability incurred by reason of any action or failure to act on the part of the Custodian, provided any relevant instructions from Sub-Adviser to the Custodian were given in that format and time frame as agreed among the parties and the Custodian from time to time.

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3.   INSURANCE

Sub-Adviser agrees to maintain a level of errors and omissions or professional liability insurance coverage that is from time to time reasonably satisfactory to Investment Manager.

4.   SERVICES TO OTHER CLIENTS

Investment Manager recognizes that Sub-Adviser or its affiliates may provide investment management services to other clients, regardless of whether the investment policies of such clients are similar to, or differ from, those that Sub-Adviser hereby undertakes to perform on behalf of Investment Manager. In addition, Sub-Adviser or its affiliates may give advice and take action in the performance of their duties to clients that may differ from advice given, or the timing and nature of action taken, with respect to the Account. Nothing in this Agreement shall be deemed to impose upon Sub-Adviser any obligation to purchase or sell or recommend for purchase or sale for the Account any security or other property that Sub-Adviser or its affiliates may purchase or sell, or recommend for purchase or sale, for its own account or the account of any other client.

5.   INVESTMENT MANAGER REPRESENTATIONS, WARRANTIES AND COVENANTS

Investment Manager represents, warrants and agrees that:

A. it is a limited liability company in good standing under the laws of the state of its formation and is (and at all times during the term of this Agreement will be) in good standing and qualified to do business as a limited liability company in each jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to act as a limited liability company and perform its obligations under this Agreement;

B. this Agreement is a valid and binding agreement enforceable in accordance with its terms (except as may be limited by bankruptcy laws and general equity principles) and the performance of Investment Manager's obligations under this Agreement will not result in any violation, breach or default under any term or provision of any material undertaking, contract, agreement or order to which Investment Manager is a party or by which Investment Manager is bound;

C. this Agreement has been duly and validly authorized, executed and delivered on behalf of Investment Manager;

D. the consummation of this Agreement and the transactions set forth herein are not contrary to Investment Manager's constituent documents or any material statute, law or regulation of any jurisdiction;

E. there is not pending or, to the best of Investment Manager's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental body to which Investment Manager is a party, or to which any of the assets of Investment Manager is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, of Investment Manager; and

F. Investment Manager shall deliver to Sub-Adviser a copy of each Registration Statement, including any amendment or supplement thereto, that Investment Manager intends to file with the SEC no later than one business day prior to such filing, and shall deliver to Sub-Advisor a copy of each Registration Statement filed with the SEC promptly after filing, but in no event more than one business day thereafter.

All representations, warranties and covenants hereunder shall be continuing during the term of this Agreement, including any renewal period and shall survive termination of this Agreement with respect to any matter arising while this Agreement is in effect. In addition, if at any time, any event has occurred which would make, or tend to make, the foregoing representations, warranties and covenants not true, Investment Manager will promptly notify Sub-Adviser of such event and the facts related thereto in the

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manner provided below. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to whom it is addressed, and their respective heirs, executors, administrators, successors and permitted assigns.

6.   SUB-ADVISER REPRESENTATIONS, WARRANTIES AND COVENANTS.

Sub-Adviser represents, warrants and agrees that:

A. it is a corporation in good standing under the laws of the state of its formation and is (and at all times during the term of this Agreement will be) in good standing and qualified to do business as a corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to act as a corporation and perform its obligations under this Agreement;

B. this Agreement is a valid and binding agreement enforceable in accordance with its terms (except as may be limited by bankruptcy laws and general equity principles) and the performance of Sub-Adviser's obligations under this Agreement will not result in any violation, breach or default under any term or provision of any material undertaking, contract, agreement or order to which Sub-Adviser is a party or by which Sub-Adviser is bound;

C. this Agreement has been duly and validly authorized, executed and delivered on behalf of Sub-Adviser;

D. the consummation of this Agreement and the transactions set forth herein are not contrary to Sub-Adviser's constituent documents or any material statute, law or regulation of any jurisdiction;

E. it is duly registered with the United States Securities and Exchange Commission ("SEC") under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), as an investment adviser and Sub-Adviser will maintain such registration during the term of this Agreement;

F. there is not pending or, to the best of Sub-Adviser's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental body to which Sub-Adviser is a party, or to which any of the assets of Sub-Adviser is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, of Sub-Adviser;

G. if Investment Manager instructs Sub-Adviser to suspend trading, Sub-Adviser will suspend all trading activity for Investment Manager upon receipt of such instructions in writing and, as instructed by Investment Manager, will act in accordance with delivery instructions provided by Investment Manager or liquidate positions held by the Account as soon as practicable under the circumstances;

H. Sub-Adviser's management of client accounts other than that of the Fund, which it has, in its sole discretion, agreed to or may in the future agree to manage, will be conducted in such a manner as to assure that the Account will receive equitable treatment, it being understood that the foregoing is subject to Section 4 hereof and that Sub-Adviser may adjust the implementation of Sub-Adviser's trading system in a good faith effort to accommodate additional accounts or accounts of different sizes, different trading policies, different leverage and other significant differences in the nature of the accounts;

I. Sub-Adviser's operations and investment management activities on behalf of the Fund will at all times be in compliance with all applicable federal and state laws governing the Fund's operations and investments. Without limiting the foregoing, Sub-Adviser represents and warrants, solely with respect to the assets covered by this Agreement, that the Sub-Adviser will (i) invest and reinvest the Fund's assets in a manner that will enable the Fund to be treated as a "regulated investment company" under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) comply with (1) the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act") and rules adopted thereunder; (2) applicable federal and state securities, commodities and banking laws; and (3)

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the distribution requirements necessary to avoid payment of any excise tax pursuant to section 4982 of the Code; and

J. To the extent that any statements or omissions made in any registration statement for shares of the Trust, or any amendments or supplements thereto, are made in reliance upon and in conformity with information furnished in writing by Sub-Adviser for use therein, such registration statement and any amendments or supplements thereto will conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder (the "1933 Act") and the Investment Company Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

All representations, warranties and covenants hereunder shall be continuing during the term of this Agreement, including any renewal period and shall survive termination of this Agreement with respect to any matter arising while this Agreement is in effect. In addition, if at any time, any event has occurred which would make, or tend to make, the foregoing representations, warranties and covenants not true, Sub-Adviser will promptly notify Investment Manager of such event and the facts related thereto in the manner provided below. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to whom it is addressed, and their respective heirs, executors, administrators, successors and permitted assigns.

7.   FEES

In consideration of the performance of the obligations of Sub-Adviser hereunder, Investment Manager shall pay Sub-Adviser the fee set forth on Exhibit C. The fee is paid quarterly and for any period less than a quarter shall be reduced pro rata based on the number of days during such quarter that Sub-Adviser managed the Account.

8.   RECORDS; CONFIDENTIALITY

Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 204-2 under the Investment Advisers Act, all books and records relating to the Fund or its shareholders that are required to be maintained by Sub-Adviser pursuant to the requirements of such Rule. Sub-Adviser agrees that all books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust's auditors, the Trust or any representative of the Trust, Investment Manager, or any governmental agency or other instrumentality having regulatory authority over the Trust.

At any time during or after the term of this Agreement, Sub-Adviser shall keep confidential any and all information relating to the Investment Manager or any subsidiary or affiliate thereof, including information relating to shareholders of the Fund (regardless of whether such information is presented on a shareholder-by-shareholder basis, aggregated or presented as a composite or otherwise) acquired by it prior to, during the course of, or incident to, its appointment hereunder and shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, any such information except (i) with the prior written consent of Investment Manager in each instance, which consent shall not be unreasonably withheld or delayed, (ii) as may be necessary to perform Sub-Adviser's services hereunder, (iii) as required by law, regulation, court order or the rules or regulation of any self-regulating organization, body or official having jurisdiction of Sub-Adviser, (iv) to its professional advisers, (v) such information as shall have been publicly disclosed other than in violation of this Agreement, or (vi) such information as was or is obtained by Sub-Adviser on a non-confidential basis, provided that Sub-Adviser does not know, after reasonable inquiry, of any breach by such source of any confidentiality obligations with respect thereto. Consistent with the foregoing, Investment Manager shall treat all information, recommendations and advice furnished to Investment Manager by Sub-Adviser as confidential. In addition, Investment Manager shall keep confidential any and all information regarding the operations of Sub-Adviser, including its trading and hedging policies, obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties except (i) with the prior written consent of Sub-Adviser, (ii) as required by law,

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regulation, court order or the rules or regulation of any self-regulating organization, body or official having jurisdiction of Investment Manager, (iii) to its professional advisers or the Trust's Board of Trustees or professional advisers to such Trustees (iv) such information as shall have been publicly disclosed other than in violation of this Agreement, (v) such information as was or is obtained by Investment Manager on a non-confidential basis, provided that Investment Manager does not know, after reasonable inquiry, of any breach by such source of any confidentiality obligations with respect thereto. Investment Manager and its designated auditors have the right to examine, audit and review all documents, reports, transaction confirmation and other materials relating to the Sub-Adviser's management of the Account at any time (subject to the restrictions set forth in the first sentence of this Section 8) on reasonable notice.

9.   DISCRETIONARY TRADING AUTHORIZATION

Investment Manager hereby appoints Sub-Adviser as Investment Manager's agent and attorney-in-fact with discretionary trading authorization to buy and sell securities for the Account and at the Account's risk through or with brokers or dealers. Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Account, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Account's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Sub-Adviser may select itself as a broker, in an agency capacity, to execute transactions in portfolio securities for the Account in accordance with policies and procedures adopted by the Board of Trustees from time to time, provided the Sub-Adviser is given written notice of the same. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to Investment Manager or the Fund in respect of this Agreement, or otherwise, solely by reason of its having caused the Account to pay a member of a securities exchange, a broker or a dealer (including the Sub-Adviser's internal broker-dealer) a commission for effecting a securities transaction for the Account in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Account, as to which it exercises investment discretion. The Sub-Adviser will properly communicate to Investment Manager or to the Trust's Chief Compliance Officer (the "CCO") and the Trust's officers and Board of Trustees such information relating to transactions for the Account as they may reasonably request. In no instance will portfolio securities be purchased from or sold to Investment Manager, or Sub-Adviser or any affiliated person of either the Trust, Investment Manager or Sub-Adviser, except as may be permitted under the 1940 Act.

10.  GOVERNING LAW

Investment Manager and Sub-Adviser agree that this Agreement and all of the terms herein shall be governed and construed in accordance with (i) the laws of the State of New York without giving effect to principles of conflict of laws except Sections 5 1401 and 5 1402 of the New York General Obligations Law and
(ii) the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

11.  TERM

This Agreement shall become effective on the date hereof (or, if later, that date as of which this Agreement may be first approved by both a vote of the Trust's Board of Trustees and the Trust's shareholders eligible to vote thereon, all in the manner contemplated by Section 15 of the Investment Company Act) and shall continue in effect for a period of two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by either the vote of the Board of Trustees of the Trust, or by the affirmative vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund, and (ii) by the vote of a majority of the Trust's trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the

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purpose of voting on such approval. This Agreement shall terminate (i)
immediately if the Account shall terminate trading activities or liquidate or if Sub-Adviser's registration as an investment adviser under the Investment Advisers Act is terminated, revoked or suspended; (ii) at the discretion of Investment Manager if there has been a material breach by Sub-Adviser of any provision of this Agreement; (iii) at the discretion of Investment Manager upon sixty (60) days' written notice to Sub-Adviser; (iv) at the discretion of the Board of Trustees of the Trust upon sixty (60) days' written notice to the Sub-Adviser by vote of the Board of Trustees, or by vote a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund, (v) at the discretion of Sub-Adviser if there has been any material breach by Investment Manager of any provision of this Agreement; or (vi) at the discretion of Sub-Adviser following the end of the first year following the date of this Agreement upon ninety (90) days' notice; provided, however, that this Agreement may not be terminated by Sub-Adviser unless another sub-advisory agreement has been approved by the Trust in accordance with the Investment Company Act, or after six months' written notice, whichever is earlier. This Agreement shall also terminate in the event that the Investment Advisory Agreement by and between Investment Manager and the Trust on behalf of the Fund is terminated. The termination of this Agreement shall not affect the effectiveness of the Investment Advisory Agreement by and between Investment Manager and the Trust on behalf of the Fund. Upon termination of this Agreement, Investment Manager shall pay Sub-Adviser all fees accrued prior to the effective date of termination. The provisions of Sections 8, 10, 14, 15, 17, 21, 22 and 23 shall survive the termination of this Agreement.

12.  PROXIES AND OTHER LEGAL NOTICES

Sub-Adviser shall not take any action or render any advice in connection with the voting of proxies with respect to securities held in the Account, which proxies are solicited by, or with respect to, the issuers of any securities held in the Account, nor shall Sub-Adviser be obligated to render any advice or take any action on behalf of Investment Manager with respect to securities or other investments held in the Account, or the issuers thereof, that become the subject of any legal proceedings, including bankruptcies. Investment Manager hereby expressly retains the right and obligation to vote any proxies or take action relating to securities held in the Account; provided, however, that Investment Manager may delegate said rights and obligations to a properly authorized agent or adviser, including, without limitation, Sub-Adviser.

13.  LIABILITY OF SUB-ADVISER; DELEGATION

Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. Except as otherwise provided herein, none of Sub-Adviser, its directors, officers, shareholders and employees ("Sub-Adviser Parties") shall have any liability to Investment Manager or the Fund for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to Investment Manager or the Fund, or for any act of Investment Manager or the Fund in following or declining to follow any direction of Sub-Adviser, except for liability which is the result of the failure of Sub-Adviser to comply with any stated investment restriction for the Account of which the Sub-Adviser has prior written notice (including those set out in the Investment Guidelines) or of the willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations hereunder of the relevant Sub-Adviser Parties, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

14.  INDEMNITY

     A. The Fund shall indemnify, defend and hold harmless the Sub-Adviser Parties from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Fund shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to or arising out of this Agreement; provided that the conduct of such Sub-Adviser Party which was the subject of the demand, claim, lawsuit, action or proceeding did not constitute willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations hereunder. In no case, however, shall such an indemnity be owed by

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         the Fund to a Sub-Adviser Party with respect to liabilities not arising from conduct of the Fund, the Investment Manager or the Trust. Any obligations of the Trust or the Fund under this Agreement, and in particular this Section 14, are binding only upon the assets of the Fund (and not, for avoidance of doubt, upon the assets and property associated with any other separate series of the Trust as may be organized from time to time).

     B. Sub-Adviser shall indemnify, defend and hold harmless Investment Manager and the Fund, their affiliates and their respective directors, officers, shareholders, employees and controlling persons within the meaning of section 15 of the 1933 Act from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that Sub-Adviser shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any action or omission of the relevant Sub-Adviser Parties relating to the business or activities of such person under this Agreement or relating to the management of the Account, provided the action or omission of such Sub-Adviser Party that was the subject of the demand, claim, lawsuit, action or proceeding constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of obligations and duties hereunder.

     C. The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

     D. The indemnities granted herein shall survive termination of this Agreement.

15.  INDEMNITY PROCEDURE

Promptly after receipt by any indemnified party ("Indemnitee") under Section 14 of a notice of the commencement of an action or claim to which such Section may apply, the Indemnitee shall notify the indemnifying party ("Indemnitor") in writing of the commencement of such action or claim if a claim for indemnification in respect of such action or claim may be made against the Indemnitor under such Section; but the omission to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have to the Indemnitee under such Section, except where such omission shall have materially prejudiced the Indemnitor. In case any such action or claim shall be brought against an Indemnitee and the Indemnitee shall notify the Indemnitor of the commencement of such action or claim, the Indemnitor shall be entitled to participate in such action or claim and, to the extent that the Indemnitor may desire, to assume the defense of such action or claim with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, and after notice from the Indemnitor to the Indemnitee of the Indemnitor's election to assume the defense of such action, the Indemnitor shall not be liable to the Indemnitee under such Section for any legal, accounting and other expenses subsequently incurred by the Indemnitee in connection with the defense of such action or claim other than reasonable costs of investigation.

Notwithstanding any provision of this Section 15 to the contrary, if any action or claim as to which indemnity is or may be available an Indemnitee shall reasonably determine that its interests are or may be adverse, in whole or in part, to the interests of the Indemnitor or that there may be legal defenses available to the Indemnitee which are or may be different from, in addition to, or inconsistent with, the defenses available to the Indemnitor, the Indemnitee may retain its own counsel in connection with such action or claim, in which case the Indemnitee shall be responsible for any legal, accounting and other expenses reasonably incurred by or on behalf of it in connection with investigating or defending such action or claim. In no event shall an Indemnitor be liable for the fees and expenses of more than one counsel for all indemnities in connection with any one action or claim or in connection with separate but similar or related actions or claims in the same jurisdiction arising out of the same general allegations. An Indemnitor shall not be liable for a settlement of any such action or claim effected without its prior written consent.

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16.  CLIENT DIRECTIONS

The names of each individual who is authorized to give directions to Sub-Adviser on Investment Manager's behalf under this Agreement are set forth on Exhibit D. Investment Manager agrees to inform Sub-Adviser in writing of any change to that list.

17.  NO PARTNERSHIP OR JOINT VENTURE

Investment Manager and Sub-Adviser are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust, the Fund or Investment Manager in any way or otherwise be deemed an agent of the Trust, the Fund or Investment Manager.

18.  SUCCESSION

This Agreement shall inure to the benefit of and be binding upon the successors to the parties hereto. Notwithstanding the foregoing, this Agreement shall terminate immediately in the event of its "assignment," as such term is defined in the Investment Company Act and the rules thereunder.

19.  CODE OF ETHICS

Sub-Adviser agrees to observe and comply with Rule 17j-1 under the Investment Company Act, as the same may be amended from time to time. In this regard, Sub-Adviser shall, among other things, maintain internal procedures, including a Code of Ethics, and shall periodically report any issues arising under such procedures to Investment Manager and the Board of Trustees of the Trust.

20.  REPORTS AND COMPLIANCE MONITORING

In furtherance of Sub-Adviser's duties, in addition to the reports described in
Section 2, Sub-Adviser shall (i) prepare such written and oral reports for the Board of Trustees of the Trust or Investment Manager related to the investment operations of the Fund as Investment Manager reasonably shall direct, (ii) provide the Board of Trustees of the Trust on a periodic basis with such information as to Sub-Adviser's services (whether with respect to the Fund or otherwise) as may be reasonably necessary to enable the Trustees to evaluate the performance of Sub-Adviser and the reasonableness of its fees hereunder, (iii) provide periodic listings of Sub-Adviser's affiliated persons (as such term is defined for purposes of Section 2(a)(3) of the Investment Company Act) in such form and at such frequency as Investment Manager, or the CCO, may reasonably request from time to time, and (iv) coordinate with and provide access to its offices to Investment Manager to the extent necessary for Investment Manager to monitor compliance by Sub-Adviser with the Fund's investment objectives, policies and limitations, applicable compliance or similar policies or procedures and with applicable regulations.

In addition, Sub-Adviser shall reasonably cooperate with the Trust's CCO in respect of the CCO's initial and periodic reviews of those aspects of Sub-Adviser's compliance program relevant to the Trust and provide prompt reporting to the CCO of material compliance matters relevant thereto (as the same are defined for purposes of Rule 38a-1 under the Investment Company Act).

21.  RETURN OF BOOKS AND RECORDS

In the event of the termination of this Agreement, Sub-Adviser shall deliver to Investment Manager (and shall not keep in its possession or deliver to anyone other than Investment Manager) any and all books and records with respect to Investment Manager, the Trust, the Fund or its shareholders (in their capacity as shareholders of the Fund) in Sub-Adviser's control, including, without limitation, disks, tapes and print-

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outs relating to shareholder files, data, notes, reports, correspondence and other documents or property, together with all copies thereof (in whatever medium recorded) belonging to Investment Manager.

22.  NOTICES

Any notice under this Agreement shall be in writing and sent by hand, facsimile (with confirmation of receipt from the addressee) or addressed and delivered or sent by overnight courier or certified mail, postage prepaid, return receipt requested to the other party at such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of Investment Manager for this purpose shall be:

        Citigroup Alternative Investments LLC
        731 Lexington Avenue, 28th Floor
        New York, NY 10022
        Facsimile: (212) 793-8745
        Attn:  Millie Kim, General Counsel

Sub-Adviser's address for this purpose shall be:

        2 High Ridge Park
        Stamford, CT 06905
        Facsimile:  (203) 968-1455
        Attention:  Mark A. Lieb

The  Fund's address for this purpose shall be:

        731 Lexington Avenue, 26th Floor
        New York, NY 10022
        Facsimile: (212) 793-5420
        Attn: SAI COO

23.  MISCELLANEOUS

         a. Investment Manager acknowledges receipt of a copy of this Agreement and receipt of Sub-Adviser's Form ADV, Part II.

         b. This Agreement (including the exhibits thereto) represents the entire agreement between the parties with respect to the services described herein. Except as otherwise provided herein, this Agreement may not be modified or amended except by a writing signed by the parties hereto. This Agreement supersedes all previous agreements and understandings between the parties hereto with respect to the subject matter hereof.

         c. The provisions of this Agreement shall be deemed to be severable. Paragraph headings are for convenience of reference only and do not form a part of this Agreement.

         d. Notwithstanding any provision herein to the contrary, Investment Manager shall have the right to terminate this Agreement without penalty within 5 business days after its acceptance by Sub-Adviser.

         e. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

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


                              CITIGROUP ALTERNATIVE INVESTMENTS LLC

                              By:___________________________________

                              Title:________________________________


                              CITIGROUP ALTERNATIVE INVESTMENTS TAX ADVANTAGED SHORT TERM FUND (solely with respect to Sections 13, 14, and 15)

                              By:___________________________________

                              Title:________________________________


                              SPECTRUM ASSET MANAGEMENT, INC.

                              By: __________________________________

                              Title: _______________________________



EXHIBITS
--------

Exhibit A - Investment Guidelines
Exhibit B - Custodian
Exhibit C - Fees
Exhibit D - Authorized Persons


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


                                    EXHIBIT A

                              Investment Guidelines


Sub-Adviser shall have discretionary authority to engage in Fund portfolio transactions relating to preferred securities, but limited to that portion of the Fund's portfolio designated by Investment Manager to be invested in preferred securities (which presently is not expected to exceed 10%-25%) (previously defined as "the Account"). Allocation of money will be determined and communicated from time to time.

Sub Adviser shall seek to purchase preferred securities that it believes at the time of investment are eligible to pay dividends that qualify for certain favorable federal income tax treatment when received by Shareholders of the Fund, and whose prices do not, in such party's judgment, fully reflect the current tax advantage. This treatment consists of either characterization as "qualified dividend income" to individuals and subject to federal taxation at the rates applicable to long-term capital gains, which for individuals currently reach a maximum of 15%, or eligibility for the "dividends received deduction," which is available to corporate shareholders and which is generally 70% of the amount of dividends received by them. Investors who meet holding period and other requirements may be eligible to receive the benefit of this favorable tax treatment.

Investments that satisfy all of the following criteria shall be considered eligible investments for the Account:

1.   Account duration not to exceed 7 years (unhedged)

2. Minimum rating at the time of purchase of A- from S&P. If the rating of a security drops below A-, the security must be sold with reasonable promptness.

3. Average issuer concentration of 3.0% based on the underlying securities in the Account, not including cash.

4. Maximum issuer concentration of 5.0% based on the underlying securities in the Account not including cash, provided that up to 5 issuers with minimum ratings of A3/A- may have issuer concentrations of up to 7%.

5. Average S&P industry concentration of 15.0% based on the underlying securities in the Account not including cash.

6. Maximum S&P industry concentration of 35% based on the underlying securities in the Account not including cash.

7.   All securities in the Account, not including cash, in preferred securities.

8.   All underlying securities must be USD denominated.

9. Maximum of 35% of the Account in USD denominated securities issued by non-US corporations.

10.  No securities issued by issuers organized in emerging market countries.

                                    EXHIBIT B

                                    Custodian



                         U.S. Bank National Association

                                    EXHIBIT C

                                  Fee Schedule

Investment Manager agrees to pay Sub-Adviser a fee for all of its investment management and advisory services hereunder that shall be computed and payable quarterly as promptly as practicable following each quarter end, which is expected to be no later than twenty days after the last day of each calendar quarter, based on the average market value of the assets in the Account (which in the case of total return swaps whose reference assets are preferred securities shall be the average market value of such preferred securities) as of the last business day of each calendar month during each calendar quarter, and shall be .05% per quarter (0.20% per annum) of the assets of the Account. For purposes of the foregoing calculation, assets of the Account shall exclude: (1) cash and other assets pledged as collateral for interest rate hedging transactions or for total return swaps whose reference assets are preferred securities and (2) cash that has not yet been invested in securities constituting eligible investments or is being held pending re-investment in such securities. The fee for any period less than a calendar quarter shall be reduced pro rata based on the number of days during such quarter that Sub-Adviser managed the Account.

                                    EXHIBIT D

                               Authorized Persons


                                   Reaz Islam
                                  Robert Nolan
                                  Jeffrey Traum
                                  Lauren Yorks